Exhibit 24.2

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that FINANCIAL SERVICES VEHICLE TRUST (“Grantor”), a statutory trust formed under the laws of the State of Delaware, does hereby appoint BMW FINANCIAL SERVICES NA, LLC  (“Grantee”), a Delaware limited liability company located at 300 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677, as its attorney-in-fact, with full power of substitution, and hereby authorizes and empowers Grantee, in the name of, on behalf of and in place and stead of Grantor, in any and all capacities, to sign and to file with the Securities and Exchange Commission the Registration Statement on Form SF-3, dated [_____] ___, 2015, and any and all amendments, including post-effective amendments, to such Registration Statement (the “Filings”).

Grantee is hereby empowered to do any and all lawful acts requisite for effecting such Filings and the payment of such fees, costs and taxes as necessary to complete these actions, and Grantor hereby ratifies and confirms any and all lawful acts that Grantee shall do pursuant to and in conformity with this Power of Attorney.

Grantor executes this power of attorney with the intent to be legally bound hereby.  All capitalized terms used herein shall, unless defined herein, have the respective meaning set forth in the Trust Agreement.

Dated this ____ day of [_____] 2015.

FINANCIAL SERVICES VEHICLE TRUST

By:	BNY MELLON TRUST OF DELAWARE, not in its individual capacity but solely as Vehicle Trustee

	By:	________________________________
Name:
Title: